Exhibit 99.1

NEWS RELEASE
Mike Cann to Retire as Washington Banking Company CEO in September
Jack Wagner, Bank President, Transitioning to CEO Position
OAK HARBOR, WA — July 2, 2008 — Washington Banking Company (NASDAQ: WBCO) announced today that its President and Chief Executive Officer Michal D. Cann has announced his upcoming retirement from the company, effective September 30, 2008. Mr. Cann will retire from the Washington Banking Company and the Whidbey Island Bank Board of Directors as of that date, as well. Between now and September 30th, Mr. Cann will transition his responsibilities to Whidbey Island Bank’s President and CEO, Jack L. Wagner.
“Over his career, Mike has distinguished himself as one of the top bankers in the region,” said Tony Pickering, Chairman of the Board. “He’s been responsible for building this company into one of the northwest’s premier regional community banks, and we wish all the best to Mike and his family as he transitions into retirement.”
“I’m very proud of the team we assembled, the excellent service we provide our customers, the vital role we play in the communities we serve, and the returns we’ve been able to provide our shareholders over the years,” Cann added. “It’s been a great ride, but now it’s time for me to hand over the reins to a very capable team. I’d also like to express my appreciation to Whidbey Island Bank’s employees, who have risen to the innumerable challenges of community banking and who, I’m sure, will continue to support the organization going forward.”
Cann joined Whidbey Island Bank as Executive Vice President in 1992, and became President and CEO in October of 1993. During his tenure, the bank has grown from five branches on Whidbey Island and one on Camano Island and $70 million in assets to 19 branches across five northwestern Washington counties and nearly $900 million in assets. A life-long banker, Cann came to Whidbey from Valley Bank in Skagit County, where he served as its President and CEO. Cann is a native of Libby, Montana. Mike and his wife Sue reside in Oak Harbor, but plan to spend more time at their vacation home in Leavenworth.
Washington Banking Company (NASDAQ: WBCO) is the holding company for Whidbey Island Bank. Whidbey Island Bank is a full-service bank, serving local Northwest communities from 19 branch locations across Island, San Juan, Skagit, Whatcom and Snohomish Counties. The bank was established in 1961 and provides high-quality lending, deposit, transaction and investment services to individuals and businesses.

For Additional Information:

Media Contact:	Investor Contact:
Scott Boyer	Shelly Angus
SVP Marketing	SVP Investor Relations
(360) 240-5155	(360) 240-5150
www.wibank.com
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NOTE: Transmitted on PrimeNewswire at 03:00p.m. PDT on July 2, 2008.